Exhibit 99.1

NEWS RELEASE
Contacts:	G. Janelle Frost, EVP & CFO AMERISAFE, Inc. 337-463-9052

AMERISAFE ANNOUNCES 2011 SECOND QUARTER RESULTS

DeRidder, LA – August 2, 2011 – AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of hazardous workers’ compensation insurance, today announced results for the second quarter ended June 30, 2011.

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	% Change	2011	2010	% Change
	(in thousands, except per share data)

Net premiums earned	$60,261	$52,982	13.7%	$120,350	$108,040	11.4%
Net investment income	6,597	6,675	(1.2)%	13,143	13,215	(0.5)%
Net realized gains on investments (pre-tax)	145	293	(50.3)%	248	2,845	(91.3)%
Net income	4,569	10,424	(56.2)%	11,196	21,701	(48.4)%
Diluted earnings per share	$0.24	$0.54	(55.6)%	$0.60	$1.13	(46.9)%
Book value per share	$18.31	$17.01	7.6%	$18.31	$17.01	7.6%
Net combined ratio	102.7%	87.3%		100.5%	89.4%
Return on average equity	5.5%	13.3%		6.8%	14.0%

Commenting on these results, Allen Bradley, AMERISAFE’s Chairman and Chief Executive Officer, stated, “Our second quarter reflects the changes in the marketplace, with firming pricing and continuing increases in reported work activity. At the same time, losses from prior years continue to be challenging to bring to a satisfactory resolution. We are convinced that AMERISAFE is well positioned to take advantage of opportunities in the marketplace and well provisioned to resolve claims demands from prior periods.”

Insurance Results

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	% Change	2011	2010	% Change
	(in thousands)

Gross premiums written	$72,916	$62,993	15.8%	$144,275	$124,084	16.3%
Net premiums earned	60,261	52,982	13.7%	120,350	108,040	11.4%
Loss and loss adjustment expenses incurred	46,576	33,711	38.2%	90,752	71,338	27.2%
Underwriting and certain other operating costs, commissions and salaries and benefits	14,938	12,347	21.0%	29,501	24,844	18.7%
Policyholder dividends	364	210	73.3%	719	474	51.7%
Underwriting profit (loss) (pre-tax)	(1,617)	6,714	(124.1)%	(622)	11,384	(105.5)%

Insurance Ratios:
Current accident year loss ratio	79.3%	75.5%		78.2%	74.0%
Prior accident year loss ratio	(2.0)%	(11.9)%		(2.8)%	(8.0)%

Net loss ratio	77.3%	63.6%		75.4%	66.0%
Net underwriting expense ratio	24.8%	23.3%		24.5%	23.0%
Net dividend ratio	0.6%	0.4%		0.6%	0.4%

Net combined ratio	102.7%	87.3%		100.5%	89.4%

•

Gross premiums written increased in both the three and six month periods. Voluntary premiums written increased 1.8% in the quarter and 2.1% for the six months ended June 30, 2011 compared to the same periods in 2010. Additionally, payroll audits and related premium adjustments for policies written in previous periods decreased premiums $0.3 million in the second quarter and $0.4 million in the six months ended June 30, 2011. In 2010, these premium adjustments reduced premium $9.2 million in the second quarter and $18.1 million for the six months ended June 30.

•

In the second quarter, the Company increased the current accident year loss ratio for 2011 from 77.0% to 78.2% as a result of frequency and severity trends in the two most recent accident years. However, during the quarter the Company experienced favorable case development for prior accident years which reduced loss and loss adjustment expenses by $1.2 million. Accident years 2003, 2006 and 2007 were the primary contributors to the favorable development while accident year 2010 experienced unfavorable development.

•

The underwriting expense ratio for both the quarter and six months ended June 30, 2011 was up slightly from the prior year periods primarily as a result of a lower experience rated commission from our 2011 first layer reinsurance program. For the six months ended June 30, 2011, our experience rated commission offset the expense ratio by 2.2 percentage points compared to 4.4 percentage points for the same period in 2010.

•

The effective tax rate for the six months ended June 30, 2011 was 8.8% compared to 19.8% for the same period in 2010. The ratio of tax-free investment income to pre-tax income resulted in a drop in the effective tax rate from that of 2010.

Geoff Banta, President and Chief Operating Officer, noted, “This was the third consecutive quarter in which we experienced year-over-year growth in our gross premiums written even while we were increasing our pricing in the last four quarters. In the second quarter, we grew from a continued rebound in audit premiums, as well as increased premiums from policies written in the quarter. We also continued intense management of our expenses in the quarter to maintain our expense ratio below 25%.

Loss development from accident years prior to 2010 remained favorable. However, our loss experience in that year and the current accident year were higher than originally estimated, causing us to raise our ultimate estimates.

Overall, we are optimistic that the underwriting and pricing initiatives we have taken in recent quarters have positioned us to take full advantage of a favorable turn in the market.”

Investment Results

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	% Change	2011	2010	% Change
	(in thousands)

Net investment income	$6,597	$6,675	(1.2)%	$13,143	$13,215	(0.5)%
Net realized gains on investments (pre-tax)	145	293		248	2,845
Pre-tax investment yield	3.2%	3.3%		3.2%	3.3%
Tax equivalent yield (1)	4.5%	4.7%		4.5%	4.7%

(1)	The tax equivalent yield is calculated using the effective interest rate and a 35% marginal tax rate.

•	The carrying value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $828.9 million and the fair value of the portfolio was $856.6 million at June 30, 2011.

•	The Company recognized other-than-temporary impairment of $0.2 million on one asset-backed security in the held-to-maturity portfolio.

Supplemental Information

The Company had no share repurchases in the second quarter. Since beginning its repurchase plan, the Company repurchased a total of 867,670 shares of its outstanding common stock for $15.0 million. As of June 30, 2011, there was $20.4 million remaining in the authorized share repurchase plan.

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(in thousands, except share and per share data)

Net income	$4,569	$10,424	$11,196	$21,701
Less: Net realized capital gains	145	293	248	2,845
Tax effect (1)	1	(9)	—	(10)

Operating net income (2)	4,423	10,140	10,948	18,866

Average shareholders’ equity (3)	$333,890	$313,501	$331,218	$309,408
Less: Average other comprehensive income (loss)	569	258	615	1,430

Adjusted average shareholders’ equity	333,321	313,243	330,603	307,978

Diluted weighted average common shares	18,846,466	19,160,004	18,774,376	19,238,093

Return on average equity (4)	5.5%	13.3%	6.8%	14.0%
Operating return on average equity (2)	5.3%	13.0%	6.6%	12.3%
Diluted earnings per common share	$0.24	$0.54	$0.60	$1.13
Operating earnings per common share (2)	$0.23	$0.53	$0.58	$0.98

(1)	The tax effect of net realized capital gains is calculated assuming an annual tax rate of 35% plus the change in valuation allowance for deferred taxes.
(2)	Operating net income, operating return on average equity and operating earnings per share are non-GAAP financial measures, and management believes that investor’s understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.
(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity.

(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

Conference Call Information

AMERISAFE has scheduled a conference call for August 3, 2011, at 10:30 a.m. Eastern Time. To participate in the conference call dial 720-545-0027 at least 10 minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through August 10, 2011. To access the replay, dial 706-645-9291 and use the pass code 81864069#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking and agriculture. AMERISAFE actively markets workers’ compensation insurance in 33 states and the District of Columbia.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including, but not limited to, the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2010. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)
Revenues:
Gross premiums written	$72,916	$62,993	$144,275	$124,084
Ceded premiums written	(3,388)	(4,603)	(6,970)	(9,242)

Net premiums written	$69,528	$58,390	$137,305	$114,842

Net premiums earned	$60,261	$52,982	$120,350	$108,040
Net investment income	6,597	6,675	13,143	13,215
Net realized gains on investments	145	293	248	2,845
Fee and other income	48	145	269	377

Total revenues	67,051	60,095	134,010	124,477

Expenses:
Loss and loss adjustment expenses incurred	46,576	33,711	90,752	71,338
Underwriting and other operating costs	14,938	12,347	29,501	24,844
Interest expense	380	385	759	760
Policyholder dividends	364	210	719	474

Total expenses	62,258	46,653	121,731	97,416

Income before taxes	4,793	13,442	12,279	27,061
Income tax expense	224	3,018	1,083	5,360

Net income	$4,569	$10,424	$11,196	$21,701

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)
Basic EPS:
Net income	$4,569	$10,424	$11,196	$21,701

Basic weighted average common shares	18,392,207	18,720,748	18,312,843	18,804,093
Basic earnings per share	$0.25	$0.56	$0.61	$1.15

Diluted EPS:
Net income	$4,569	$10,424	$11,196	$21,701

Diluted weighted average common shares:
Weighted average common shares	18,392,207	18,720,748	18,312,843	18,804,093
Stock options	446,975	435,082	455,461	430,707
Restricted stock	7,284	4,174	6,072	3,293

Diluted weighted average common shares	18,846,466	19,160,004	18,774,376	19,238,093

Diluted earnings per common share	$0.24	$0.54	$0.60	$1.13

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2011	2010
	(unaudited)
Assets
Investments	$766,815	$765,537
Cash and cash equivalents	62,044	60,966
Amounts recoverable from reinsurers	94,187	95,133
Premiums receivable, net	140,460	122,618
Deferred income taxes	30,657	31,512
Deferred policy acquisition costs	19,885	17,400
Deferred charges	3,324	2,936
Other assets	35,176	32,032

	$1,152,548	$1,128,134

Liabilities and shareholders’ equity
Liabilities:
Reserves for loss and loss adjustment expenses	$527,047	$532,204
Unearned premiums	128,449	111,494
Insurance-related assessments	36,574	33,898
Subordinated debt securities	36,090	36,090
Other liabilities	87,175	89,225

Total shareholders’ equity	337,213	325,223

Total liabilities and shareholders’ equity	$1,152,548	$1,128,134

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